                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1997  1996  1995
                                                              ----  ----  ----
Net Income................................................... $403  $316  $337
Add:
  Interest...................................................  170   160   174
  Amortization of capitalized debt expense...................    1     4     6
  Portion of rentals representative of interest factor.......   12    12    12
  Income tax expense and other taxes on income...............  191   185    81
  Fixed charges of unconsolidated subsidiaries...............    3     3     2
  Extraordinary items (net of taxes).........................  --     33   --
  Cumulative effect of change in accounting principles (net
   of taxes).................................................  --    --      9
                                                              ----  ----  ----
    Earnings as defined...................................... $780  $713  $621
                                                              ====  ====  ====
Interest..................................................... $170  $160  $174
Interest capitalized.........................................    2     1     2
Amortization of capitalized debt expense.....................    1     4     6
Portion of rentals representative of interest factor.........   12    12    12
Fixed charges of unconsolidated subsidiaries.................    3     3     2
                                                              ----  ----  ----
    Fixed charges as defined................................. $188  $180  $196
                                                              ====  ====  ====
Preferred dividends:
  Amount declared............................................ $  7  $  7  $  7
  Gross-up to pre-tax based on 32%, 35% and 19% effective
   rates, respectively....................................... $ 10  $ 11  $  9
Ratio of earnings to fixed charges and preferred dividends... 3.94x 3.73x 3.03x
                                                              ====  ====  ====